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In connection with the previously announced entry by VAALCO Energy, Inc. (“VAALCO”), VAALCO Energy Canada ULC (“AcquireCo”) and TransGlobe Energy Corporation (“TransGlobe”) into an arrangement agreement dated July 13, 2022 (“arrangement”), TransGlobe’s Chairman, David Cook and TransGlobe’s Chief Executive Officer, Randy Neely, alongside VAALCO’s Chief Executive Officer, George Maxwell, hosted a webcast presentation for TransGlobe’s shareholders on August 10, 2022 at 11:00 a.m. Eastern Time. A recording of the webcast was made available to the public on TransGlobe's website on August 12, 2022. A transcript of the webcast presentation is filed herewith as soliciting material.

Transcript of TransGlobe Energy Corporation’s
Investor Presentation dated August 2022

Moderator

Good afternoon and welcome to the TransGlobe Energy and VAALCO Energy investor presentation.

Throughout this recorded presentation, investors will be in listen-only mode. Questions are encouraged and can be submitted any time by the Q&A tab situated on the right-hand corner of your screen. Just click Q&A, scroll to the bottom, type your question and press send. The company may not be in a position to answer every question received during the meeting itself, however will review all questions submitted today and will publish responses where appropriate to do so. Before we begin, I'd like to submit the following poll, and I'd like to hand you over to David Cook, chairman of TransGlobe Energy Corporation. Good afternoon, David.

David Cook, Chairman of TransGlobe

Thank you very much, Paul. Appreciate it. And welcome to today's presentation. I am David Cook, chairman of TransGlobe. I'm pleased to be joined today by Randy Neely, the CEO and president of TransGlobe as well as George Maxwell, the CEO of VAALCO. Before we start, let me please highlight the disclaimer statement. There are further cautionary notes, including a note on the forward looking statements at the end of this presentation.

To start today, Randy will provide an update on TransGlobe’s Q2 results. We’ll then turn our attention to the combination of TransGlobe and VAALCO. In that, I will make some comments before handing over to Randy. Then George will add some additional detail, and at the end of the session there will be a Q&A. I’ll now hand over to Randy for the Q2 results.

Randy Neely, CEO and President of TransGlobe

Thanks for the introduction and thanks for everyone for calling in. Over the next couple slides, I'm going to run through the highlights from our Q2 results. TransGlobe had a terrific quarter on the back of high commodity prices. Our second quarter sales averaged about 12,600 boe per day, and we lifted a 451,000 barrel cargo from Egypt during the quarter for proceeds of about 46 million.

Our Canadian sales were impacted by a third party plant turnaround as a large proportion of our Canadian production was shut in during the quarter. We have brought the affected wells back online, and production from our current year development programme is expected to come on later this year. Our average sales price was just over $95 a boe, and we had consolidated netbacks of $42 a boe, a high—a high due to large part—in large part to higher commodity prices as the company increased share of production under the merge concession agreement. We ended the quarter with positive working capital of 78 million, and we are in discussions with the EGPC about scheduling a Q4 lifting, and the working capital does not include the 60—sorry—does include the 67.5 million effective date adjustment receivable from EGPC, where we're still in d—in discussions with our—with our government partners on the recognition and the collection schedule of that outstanding amount.

Q2, on the next slide, Q2 production was down about 3% quarter over quarter, an average 12,132 boe per day, with Egypt production averaging 10,338 barrels of oil per day and Canada averaging just under 1,800 boe per day. As mentioned, the Canadian production was down mostly due to planned maintenance at third party processing facilities, as well as natural declines. In July, production has averaged just under 11,500 boe per day, which is about a 6% decline from Q2. This is due to a combination of things but chiefly natural declines and lower than anticipated production results from recently tied in wells. Canada's production has bounced back about 400 boe per day due to the completion of the Q2 third party maintenance already mentioned.

From an activity perspective, during Q2, we drilled and cased five development wells in the Eastern Desert and also drilled three horizontal Cardium wells in Canada, two two-mile wells and one one-mile well. Stimulation and equipping of these wells began in July, and first production is anticipated in September. From a capital budget perspective, we have made an adjustment of 4.4 million, increasing the expected annual capital programme to 74.9 million. This increase is chiefly result of increased per well tie-in costs in Canada, and the addition of two recompletions into the budget in Egypt.

I’ll now hand it back to Dave.

David Cook, Chairman of TransGlobe

Thank you, Randy.

Shifting the focus now, a couple of weeks ago, we made a very exciting announcement. Our intention to combine TransGlobe and VAALCO to create a world-class African focused E&P business which supports sustainable shareholder returns and growth. We entered into this agreement to underpin and accelerate shareholder value creation and realisation. Today's presentation forward will now provide additional information on the combination, including VAALCO's commitment to commence a share buyback programme of up to US $30 million on completion of the combination. In this slide, it is our view, you see—pardon, this has been moved. Our view is that this is a compelling combination and one that we strongly feel will have material benefits for both sides, uh, both sets of shareholders. The combination is unanimously supported by both boards. VAALCO will acquire each TransGlobe share for 0.6727 of a VAALCO share, representing a 25% premium on the 30-day volume weighted average share price based on the market closing share price the day before the announcement. Post-combination TransGlobe shareholders will own 45.5% of the combined company and VAALCO shareholders will own 54.5%.

The combined company will be governed by a strong, seven person board that is joint between the companies. I will be joining as a non-executive director alongside Ed LaFehr and Tim Marchant from the TransGlobe board. The company will be led by George Maxwell as CEO and Ron Bain as CFO. This was one of the primary reasons we engaged with VAALCO for the combination. George and Ron have a strong track record of managing E&P businesses with a constant focus on increasing shareholder value. They ran Eland Oil & Gas for many years before selling it to Seplat and have been involved in VAALCO for about two years. During this time, the share price is up 400%, and they have announced a dividend. Both companies have exceptionally strong operational teams with skill sets that are fortunate to complement each other. TransGlobe’s team in Egypt and Canada provides a skillset and expertise applicable to the entire combined portfolio. The combined company will continue under the name VAALCO and retain the New York Stock Exchange and London Stock Exchange listings. If all approvals are achieved, we expect completion later in the third quarter or early in the fourth quarter of this year.

I'll now hand back to Randy to walk us through the strategic rationale behind this transaction.

Randy Neely, President and CEO of TransGlobe

Thanks, Dave.

TransGlobe and VAALCO are a great fit. The—the combined company will prioritise shareholder returns, realisation and value growth. The complement—complementary business and portfolios diversify and strengthen the company, creating a world-class African focused E&P company.

The asset base will span Gabon, Egypt, Equatorial Guinea and Canada. Prolific and established basins spreading our production and reserves across geographies, making the cash flow generation more consistent and robust, one of the most important elements of this combination. The balance sheet, will be best in class with no debt and have the ability to support meaningful returns through the cycle. The combined company is targeting a base dividend of 28 million, and when the oil price is higher, like it is today, this will be complemented with additional returns and buybacks, with the board of VAALCO having already committed to commence a share buyback pro—programme of up to $30 million on completion of the combination. the increased depth and breadth of the production and cash flow base will support enhanced shareholder returns and growth. Combined, we will have a more material reserve and production base with a higher quality inventory to support growth from our 1P and 2P reserve base of 32 and 51 million boe.

The diversified portfolio provides optionality to build upon the 2022 production, which, on a net reserve—sorry—net of royalty interest basis is expected to be 18.4 thousand barrels of oil equivalent per day at the midpoint. NRI production is the company's net production, excluding royalties, or net of royalties interest.

For TransGlobe, our 2022 guidance is production between 12,400 and 13,400 on a working interest basis, which is the equivalent to 8,700 and 9,500 on a net of royalties interest basis. The combined company will have greater scale, enhancing our investment proposition for the global capital markets. We expect this will provide incremental access to capital benefiting our shareholders. As mentioned earlier, the company will be led by a team with an exceptional track record of value creation. The two companies have each delivered share price gains of over 400% over the past two years. This isn't a scenario where one company helps fix another companies problems. This is two strong companies coming together to make one even stronger company.

To that end, turning to slide eight, the combination creates a world class African focused, E&P business of scale with a diversified, operated full cycle-portfolio with material production and cash flows. VAALCO's asset base is a great financial fit with TransGlobe’s. Its assets in Gabon and Equatorial Guinea are high quality, high margin, with a long history of reserve growth and plenty of organic growth options still available. These assets are very robust when we have—when we are in a strong commodity price cycle and very resilient in a poor commodity price cycle. And when combined with TransGlobe’s portfolio creates a much more diversified, lower risk company that can enhance shareholder returns over the longer term.

In a couple of slides, George will go—will be going into this in a bit more detail in VAALCO's assets and the growth potential. TransGlobe’s assets are relatively more mature from an exploration standpoint, though there is significant development runway in both Egypt and Canada.

Turning to slide nine, capital discipline has been a guiding principle for both TransGlobe and VAALCO and this will continue with the combined company. It will have a strong debt free balance sheet, underpinning a robust financial framework and laying the foundation for enhanced shareholder returns. Pro forma the combined company's cash and reserve based loan facilities availability will be over 160 million, setting us apart from our peers.

The financial priorities will be first, to deliver enhanced shareholder returns through dividends, share buybacks and special distributions.

Second, to take a disciplined approach to investment to deliver organic growth, the combined company will have development upside in Gabon, Egypt and Canada, Gabon providing additional exploration upside. The development plan for Equatorial Guinea is on track towards approval and has additional exploration upside.

Third, the combined company, with its greater scale, stronger balance sheet and additional free cash flow, will be well positioned to benefit from additional target—targeting of inorganic growth in Africa. And last, the combined company will prioritise maintaining balance sheet strength by maintaining sufficient liquidity and low financial leverage.

Turning to slide 10. This financial strength, combined with an enhanced and diversified asset base, will provide the combined company with a stronger position to deliver consistent, meaningful shareholder returns through the commodity cycle than—than would be possible on a standalone basis for either of the companies individually. The combined company is targeting the base dividend of 28 million, or approximately 25 cents per share, with the first payment to be made in the second—sorry—in the first quarter post-completion of this level of dividend and this level of dividend has been stress tested to $65 grant. The base dividend will be complemented with additional returns and buybacks at a rate that would not be achievable on a standalone basis, with a share buyback of up to 30 million or 27 cents per share committed to commence promptly post-completion and further supplementary shareholder returns via potential special distributions will be a focus for the combined company.

Turning to slide 11, which provides details on the step change in production of the combined company.

The combination diversifies production and income streams, creating a business with critical mass. This slide outlines TransGlobe and VAALCO's production guidance on both a standalone basis and combined. The midpoint guidance of the combined company for 2022 is 18.4 thousand boe per day versus TransGlobe’s 2022 guidance range of 8.7 to 9.5 thousand boe per day, which is before royalty equivalent of the 12.4 and 13.4 that I mentioned earlier on a working interest basis. The VAALCO team has a solid track record of increasing production and see further potential to expand in 2023 and beyond by accelerating high return opportunities in Gabon, Egypt, Equatorial Guinea and Canada. Increased production not only supports the cash flow and shareholder return profile of the business going forward, which enhances our ability to self-fund future production opportunities, but also delivers greater optionality with capital allocation and the acceleration of both organic and inorganic opportunities.

I'll now turn the presentation over to George will take you through a couple of the next few slides.

George Maxwell, CEO of VAALCO

Thanks Randy.

Eh, turning to slide 12, a number of cost synergies have been identified across the combined company to unlock additional value that can total up to 30 to 50 million dollars over the next seven years. That will meaningfully enhance our future cash flow generation. In the short term within six months of post-completion, we plan to cancel TransGlobe’s listings from the AIM, TSX and Nasdaq exchanges, reduce overall board and executive positions, consolidate advisors and renegotiate service contracts as a larger company. This will allow us to capture between 3 and 5 million dollars in annual savings. This is 21 to 35 million dollars from 2023 to 2030 that would not be captured on a standalone basis. Additionally, within 18 to 24 months post-closing, we have identified additional savings and efficiencies that would allow us to capture another 2 to 4 million dollars in annual savings. This is an additional 10 to 20 million dollars from 2025 to 2030 that would not be captured on a standalone basis. We also see operational synergies centred around expertise and knowledge sharing that should allow the combined company to improve operational excellence.

Turning to slide 13, the Etame Licence. VAALCO's flab—flagship asset, is in offshore Gabon, our Etame Marine Asset, located primarily in shallow water. We have a participating interest of 63.6% and have operated Etame for over 20 years. As you can see, we have a long history of success drilling both exploration and production wells. Through the years, we have had seven successful drilling campaigns with an 80% exploration success rate. We also have 3D seismic over the entire asset area. Through the years, our primary producing reservoir has been the prolific Gamba Sands, and in the past several years we have begun to de-risk and produce from the deeper (unintelligible) formation in certain parts of the asset. We have a long track record of positive reserves revisions due to the strong geological qualities of the Gamba Sands and with our efforts to control and reduce costs. We have several info wells, satellite wells and additional locations identified for future drilling campaigns. As I mentioned, another way to extend economic field life of your assets is through cost production. We are implementing a new FSO solution and field reconfiguration in the third quarter of 2022 that will reduce storage and offloading costs by up to 50% and allow us to store and sell larger cargoes of oil. We estimate 13 to 16 million dollars in annual operating cost savings beginning in Q4 of 2022 that will help extend the field life at Etame and increase overall reserves. As you can see, we have also grown production over the past several years through our successful growing programmes. On a net basis to VAALCO, we have grown production at Etame from 4,853 barrels of oil per day, uh, for year 2022 to an estimated 9 to 9,500 net barrels of oil per day for 2022. To date, we have produced over 126 million gross barrels of oil from Etame and believe we still have upside remaining in the asset.

Turning to slide 14. There is a substantial upside potential across the enlarged resource base to support long term reserve and production growth facilitate—facilitating an improved capital ranking as outlined on slide 14. We will have opportunities to allocate capital across the larger combined portfolio to increase value for our shareholders by bringing certain projects forward, making that production and cash flow potential more accessible sooner to our shareholders. In offshore Gabon at Etame we have the opportunities that I discussed previously and through the provisional award as part of a consortium for offshore blocks adjacent to Etame and Dussafu, two prolific producing fields. We have additional exploration upside potential. In Equatorial Guinea, we have a discovery where we have created a robust development plan and in the process of getting approved by the Equatorial government to move forward with activity on Block P. When that proof of development is approved by Equatorial Guinea, we will be—we will be able to immediately book new 2P reserves that are not currently in VAALCO’s ledger. We see further significant development potential in both Egypt and Canada to add Egyptian reserves and accelerate Canadian drilling. As we evaluate our project, we will continue to maximise production returns and cash flow generation.

On slide 15, we believe that the combination of two financially strong companies enhances our financial resilience and positions us for enhanced growth and shareholder returns moving forward. We are not just creating a bigger company, we're creating a stronger company and one that is better positioned to succeed. As you can see on slide 15, both companies share prices have meaningfully outperformed the increase in Brent oil prices over the past two years while outperforming peers and the greater market. Additionally, looking at the trading volume, you can see the uptick in June 2022 when VAALCO was added to the Russell 3000 index. By being included in the Russell Index, we have been added to funds that track the greater market, further increasing our volume. This is certainly the possibility of additional trading volume and liquidity post the combination of the larger company. We believe the combined company will become more visible to institutional traders with VAALCO's NYSE and LSE listings promoting further transatlantic trading.

On slide 16 shows how the combination could significantly increase the multiple valuation of the combined company compared to each company on a standalone basis. Individually, both VAALCO and TransGlobe currently trade at cash flow multiple discounts of about 1x compared to larger US and UK listed peers. With a combined company and the resulting larger market cap, we expect that the multiple accorded to similar sized companies could be realised. Trading a EV/LTM EBITDA multiple of 3x or above would imply a 40% uplift in value to the combined market capitalizations of VAALCO and TransGlobe. The combined positions of the company among larger peers that benefit from higher cash flow multiples, with the combined company further differentiated by its net cash balance—balance sheet, which we will use in the pursuit of growth opportunities and deliver shareholder returns.

I'll now hand this back over to Randy.

Randy Neely, CEO and President of TransGlobe

Thanks George. Well, George Maxwell and Ron Bain will lead the combined company as CEO and CFO, respectively, and will remain firmly focused on maximising shareholder returns and operating with the highest regards towards ESG. Both gentlemen have over 25 years’ experience in the oil and gas sector and a strong track record of creating and delivering value to shareholders. As mentioned, since joining VAALCO, they have delivered share price gains of over 400% and significant reserve in production growth. Prior to this at Eland Oil & Gas, they were responsible for growing production at OML 40, their flagship, asset from zero to over 22,000 barrels of oil per day when it was sold to Seplat in 2019 for just under £400 million. Myself, Jeff and Eddie will continue with the business for a transition period to support the smooth integration, of TransGlobe’s operations and teams.

Turning to the timeline, we are proceeding with preparing our proxy materials to provide more information to both sets of shareholders. We expect to file the shareholder proxy with the SEC and the TSX later this month, with shareholder meetings in September. This is subject to SEC review, which could extend the timeline, and the UK prospectus should be published in the third quarter or early in the fourth quarter.

I’ll now hand it over to Dave.

David Cook, Chairman of TransGlobe

Thank you very much both Randy and George. Hopefully, this gives you a view. The combined company is going to benefit from an experienced board with the strength and the oversight and governance in place. The six non-executive directors are split proportionally between TransGlobe and VAALCO. Again, with myself, Ed and Tim joining from the TransGlobe board to provide stewardship, continuity of oversight and strategic direction. I guess in summary, uh, this is, we very much believe, a logical and beneficial step for both companies and both sets of shareholders. TransGlobe and VAALCO are a great fit and together offer a compelling opportunity for both sets of shareholders.

The combination creates a world-class Africa focused E&P business with a robust balance sheet, increased production and cash flows, which support shareholder return in sustainable growth at a rate which neither company could achieve on a standalone basis. Therefore, as a team and together we are very excited by the future potential of this combined business.

With that, let's move over to Q&A first I'll hand back to the moderator.

Moderator

That's fantastic, David, thank you very much, and thank you to the team presenting today.

Ladies and gentlemen, please do continue to submit your questions using the Q&A tab situated in the top right-hand corner of your screen. Just while the teams take a few moments to review those questions submitted today, I would like to remind you, um, that all questions that are submitted will be reviewed by the companies, and we will publish responses were appropriate to do so. Um, Randy, if I may just hand back to you, just were appropriate to do so, if you could just read out the questions and give your responses, that would be wonderful. Thank you.

Randy Neely, CEO and President of TransGlobe

Sure. Thank you. Uh, yeah. We had a couple that came in ahead of time, and we’ll start with those.

Uh, first one.

Question. A few days ago, VAALCO was significantly—has significantly lowered production guidance for 2022. Subsequently, did TransGlobe board request to review—to review terms of the merger?

Answer. Well, TransGlobe and VAALCO are combining in an all share transaction, with TransGlobe shareholders receiving 0.6727 of VAALCO common share for each, each share of TransGlobe. A net asset value approach was the primary valuation methodology used by both companies in determining the exchange ratio. The NAV approach takes into account both the near term and longer term prospects of each company's assets, as well as the liabilities associated with each company. VAALCO has several development phases planned for its Etame block, which are not reflected in this year's year-end reserve book. Based on the technical work conducted by TransGlobe’s team, we are confident in the value of the asset and TransGlobe’s board continues to support the combination, and the guidance provision wasn't outside of our expectations were for the year.

Question. The next question was, uh, at $90 Brent, what are the expected 2022 operating cash and net debt for TransGlobe?

Answer. Well, the ending cash balance at June 30th was 61.2 million, and we had net debt outstanding of 3.1 million. Net working capital stood at 78.6 million, which included the 67.5 million recognised as the amount due from EGPC for the effective date adjustment on the merged concession agreement. With regard to operating cash flow, we provided some indicative sensitivities for annual cash flow and corporate present—corporate presentations, but we have not historically provided guidance on annual cash flow or net debt. These sensitivities were based on multiple assumptions and excluded impacts of working capital. However, we are confident that cash generated by the business will leave the company in a strong cash position with no debt—debt at the end of the year. But I will add that in the view of management and the board, the combination with VAALCO creates a more diversified lower asset risk company by having a broader base of producing and development assets, which will better position the company to provide strong and consistent cash returns to shareholders over the longer term. The combined company is targeting a base dividend of 28 million. When the oil price is higher like it is today, this will be complemented with additional returns in buybacks with the board of VAALCO having already committed to commence share buyback programme of up to 30 million on completion of the combination.

Question. The next question was, uh, tentative transaction values TransGlobe at 307 million USD, has the impact of the new PSC on profit—profitability for 2022 and following years been accounted for in this valuation? If not, why TGA board did not wait another 3 to 6 months to obtain a much higher valuation? Is the timing of this tentative cash position and is the number based on TransGlobe's new PSC?

Answer. Well, I’ll say that the companies have spent a considerable amount of time and effort undertaking extensive reviews and analysis of one another's businesses and assets. In determining the exchange ratio, TransGlobe considered the outcome of its diligence on VAALCO's assets portfolio, and VAALCO had the same opportunity to review TransGlobe’s portfolio, including our respective balance sheet assets and liabilities.

This period of review was followed by an extensive negotiations to get to an exchange ratio in terms of the agreement. VAALCO has an in-depth understanding of both our—our new PSC terms and the modernisation adjustment mode to TransGlobe from EGPC and both were reflected in determining the exchange ratio. The combined entity will be a world-class African-focused E&P production company. The complementary portfolio will diversify production and revenue. The robust net cash position will support the return of capital to shareholders, and a large scale enhances the investment proposition, providing increased market visibility and a significant uplift in trading liquidity.

Question. The next question received is, uh, what is the current contribution from each company, and how does it compare on the following metrics: actual cash, not including loan facilities for each current production for each and current reserves for each?

Answer. The companies each contribute very similar amounts of cash and net production. Keep in mind that all production and for that matter reserves are not equal. While we have a slightly larger production base because of VAALCO's production contract has better fiscal terms, their—theirs provides better returns particularly important if we return to a price at a lower price environment. With respect to reserves, the two companies have historically prepared the reserves under different standards, so they are somewhat more difficult to directly compare. But more importantly, in our view, is the long term conversion of contingent resources to reserves. A few minutes ago, George highlighted how VAALCO has been converting resources to reserves in a very consistent manner over the past 20+ years. The TransGlobe team has done a very deep dive on the future development plans in this area and feel very comfortable about the continued ability of the combined company to do the same.

Question. Next question. Why shouldn't TGA wait until Canada is drilled further and Egypt has worked on the amended concession before marketing it for sale or merger? Why not find a better deal? Has it been marketed?

Answer. Well, first, TransGlobe has not been marketed for sale. Quite the opposite. As mentioned in all of our presentations over the past several years, the company was seeking to expand its production base. This was a goal to offset the risk of having a smaller base and limited development options, particularly as we seek to be moving into contingent resource conversion ourselves.

In our case, that will take study and in some case piloting that will take time to mature. When VAALCO approached us, given our knowledge of one another, it immediately appealed to us as we saw the very good timing potential and the risk—risk  diversification between the two sets of assets.

Question. Uh, next question. When will the amount of the effective date adjustment reported to be between 60 and 80 million be disclosed?

Answer. Um, well, I've mentioned already it is disclosed in its book, but our base estimate of the effective date adjustment of 67.5 million was booked into our accounts receivable in Q1 this year. We continue to discuss with EGPC the settlement of this amount and the timing of receipt. We ultimately expect the amount to be received similarly—similarly to our historic accounts of seed book collections. And that is, through government entity offsets—offsets to the amount owed to them for the merged concession agreement and possibly through additional volumes to be sold. We do not have an expectation, nor have we ever, that the amount would be paid immediately post-recognition.

Question. Next question. At $95 Brandt the implied dividend was 93 cents for 2022 according to a slide in your presentation. Since we have only received 10 cents for the past six months, wouldn't the dividend have been close to 85 cents a share? Clearly would have been more than 16 cents a share, which is what 0.6727 shares of the combined company will provide.

Answer. Well, first, I'll remind everyone that the majority of the returns generated through PSC, including in Egypt, is the return of costs. That's the 40% component of our PSC structure. A primary goal achieved through the merger of the Eastern Desert PSCs was the realisation of trapped costs chiefly related to Northwest Gharib. Due to the high commodity prices being realised currently, these historic costs will flow back quickly, which is reflected in the near-term free cash flow potential. But because the company has not invested heavily over the past several years due to poor commodity prices and the historic PSC structure, future returns will of course reflect that until cost pools are rebuilt. Ultimately, we saw this transaction as maximising the value to our shareholders through both a more sustainable dividend and buybacks and through increased share value, which is reflected, which reflected the lower risk, higher value portfolio.

We believe the combined company, with its cash flow potential and low debt, should ultimately be rewarded with a higher valuation that neither company could achieve on its own. While paying a big dividend subject to working capital constraints was a goal for us, ultimately, we thought the trade of a one-time large dividend for a consistent, sustainable dividend complemented with additional returns and buybacks that would not be achievable on a standalone basis and a larger, more valuable firm with plenty of growth potential was a better option for our shareholders.

Question. Next question. Please specify the financial incentive for each member of management and board of this merger.

Answer. Well, neither the management or the board or directors received any special incentive to complete this merger. Longer, long-term incentives for management are awarded each year, usually in March. These are fully disclosed in our annual information form. The structure of these incentives is completely based on maximising share value.

As for directors, their awards vest immediately on grant and therefore have a very similar incentive to maximise shareholder value. And the only manner in which director incentives payout is when they leave the company so continuing directors would continue to hold their long term incentives, or DSUs.

Unknown Speaker

Hey Randy, why don’t I to give you a quick break to grab some water, and—when you have a second—and then I'll go to some of the Q&A questions that showed up while we were speaking.

Randy Neely, CEO and President of TransGlobe.

Sure.

Unknown Speaker

We'll start with an easy one.

Question. Will replay of this presentation and audio will be available?

Randy Neely, CEO and President of TransGlobe

Answer. Yes, it will be posted on our website.

Unknown Speaker

Question. Also, a similar question, uh, from Andrew again, uh, question for you is what, if any, other breakup fees owed in the event that shareholders of either company reject the merger?

Randy Neely, CEO and President of TransGlobe

Answer. Um, the break fees are applicable if the, uh, company, uh, has a reason to, uh, change his mind, for example, like a board would recommend a change. But if the shareholders ultimately vote against it, there's a cost element that has to be repaid to one another. But the break fee is not applicable in that instance.

Unknown Speaker

Question. Okay, the next question comes from Cory. Um, yes, and this is a question that's come up a lot with respect to the modernisation payment. Can you provide investor guidance on the Egyptian payment, the 6—$67.5 million receivable? And this is where I think there is some confusion overall. Previous guidance suggests that 75% of this payment would go back to shareholders in the form of dividends and/or buybacks. The merger has put this investor value influx. Can you address whether TransGlobe shareholders (unintelligible) will realise any value from this payment prior to the merger? Kind of two questions there, right?

Randy Neely, CEO and President of TransGlobe

Answer. Yeah, so the 67.5 million, as I mentioned a couple of times is embedded in the valuation. It's embedded in the way that the companies valued one another in terms of a net asset value approach. So, yes, it's fully baked into the value of the entity. As of now, we have not yet collected any further, uh, amounts and the other elements of that 67.5 to—to remember, to remind everyone that we still have $40 million to pay to the government over the next four years for that modernisation. So while we had the effective date adjustment coming to us, we still had outflows going back to EGPC for the change. This amount was—-would be received over time, as I mentioned, and it would probably come through normal cash flow. But, as I expected, explained earlier, most of it would be likely offsets to cost, uh, you know, and to the modernisation payment. And perhaps there could be additional volumes that would be received over time as well.

Unknown Speaker

Question. And I guess the second half that question when we break this down is, will TransGlobe shareholders receive any value from this payment prior to the merger and maybe how that reflects into this share exchange ratio?

Randy Neely, CEO and President of TransGlobe

Answer. Well, exactly as I said, it is baked into the valuation and—and into the exchange ratio that was negotiated between the two companies. So was it received before the merger? No, but it's going to be received as part of the merger.

Unknown Speaker

Hang tight as we go through a couple of questions. Uh, they're very similar on the, with respect to the $67.5 million receivable. So I think we've covered that, uh. Sorry, as we scroll through this, this is all pretty much addressed to 67.5 million. Ah, there’s one here. This is a little different.

Question. If the combined company was to re-, was to rank its future opportunity set, how would how would the management team rank the opportunities? I guess that maybe a better question for the go forward management team of VAALCO and how they're going to rank it with the new board of the combined board entity.

George Maxwell, CEO of VAALCO

Answer. Yeah, no, thanks for that. I mean, yeah, from—from our standpoint, and as we mentioned in the presentation, You know, one of the—the benefits of this combination is having the ability to rank the opportunities throughout the portfolio.

The larger portfolio of the combined company, um, companies, smaller companies that work on a single asset basis do not have the advantage of maximising the invested dollar to the point of return because they're focused on a single or—or a small asset base opportunity.

The wider portfolio allows the combined company to review all of the investment opportunities and select those that provide the near term greatest economic return based on the fiscal terms that are in play in each of the jurisdictions and how quickly the, eh, the cash flow can be returned to the company in the form of, uh of income to provide returns to shareholders and provide further investment opportunities.

Question. Um, there was a second question asking, where would any future M&A activity be centralised for the combined company?

Answer. And again, looking at the presentation materials that we have already published between ourselves and—and—and TransGlobe, we’re building a pan-African business. So any future activity for—for this company, the combined company should the merger be approved would purely be African focused.

Unknown Speaker

Randy and Jeff, that appears to be all the questions that have come in on the Q&A board that people have digitally submitted.

Randy Neely, CEO and President of TransGlobe

Okay, we'll turn it back over to the moderator.

Moderator

That's fantastic. Thank you very much indeed for updating taking all those questions. Um, David, perhaps before I redirect investors to give you their feedback, which is particularly important to you, can I just ask you for a few closing comments, please?

David Cook, Chairman of TransGlobe

Very simply certainly appreciate people taking the time and listening in today. We appreciate the questions. We hope we've been able to clarify why we see this as a strategic and valuable combination, uh, will return great benefit to the shareholders and create significant opportunity for the combined companies going forward. Uh, hopefully this is clarified any of the questions that were out there but I'm sure more will be will be, uh, forthcoming.

When the circulars come around, we'll try to address that as well. With that, uh, thank you all very much. Really appreciate it.

Moderator

Fantastic, David. Thank you. Thank you to both teams for updating investors today. Can I please ask investors not to close the session? You should be automatically redirected to provide your feedback in order the teams can better understand your views and expectations. This will only take a few moments to complete and is greatly valued by the companies.

On behalf of the management team, TransGlobe Energy Corporation and VAALCO Energy, Inc., I would like to thank you for attending today's presentation. That concludes today's session. Thank you and good afternoon.

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Forward-Looking Statements

This communication includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created by those laws and other applicable laws and “forward-looking information” within the meaning of applicable Canadian securities laws. Where a forward-looking statement expresses or implies an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. All statements other than statements of historical fact may be forward-looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “forecast,” “outlook,” “aim,” “target,” “will,” “could,” “should,” “may,” “likely,” “plan,” “probably” or similar words may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.  Forward-looking statements in this communication may include, but are not limited to, statements relating to (i) the proposed arrangement and its expected terms, timing and closing, including receipt of required approvals, if any, satisfaction of other customary closing conditions and expected changes and appointments to the executive team and board of directors; (ii) estimates of pro forma reserves and future drilling, production and sales of crude oil and natural gas; (iii) estimates of future cost reductions, synergies, including pre-tax synergies, savings and efficiencies; (iv) expectations regarding VAALCO’s ability to effectively integrate assets and properties it may acquire as a result of the proposed arrangement into VAALCO’s operations (v) expectations regarding future exploration and the development, growth and potential of VAALCO’s and TransGlobe’s operations, project pipeline and investments, and schedule and anticipated benefits to be derived therefrom; (vi) expectations regarding future investments or divestitures; (vii) expectations of future dividends and returns to stockholders including share buybacks; (viii) expectations of future balance sheet strength and credit ratings including pro forma financial metrics; (ix) expectations of future equity and enterprise value; (x) expectations regarding the listing of  the common stock, par value $0.10 of VAALCO (“VAALCO common stock”) on the New York Stock Exchange and London Stock Exchange; and delisting of TransGlobe shares from Nasdaq, the Toronto Stock Exchange and Alternative Investment Market; (xi) expectations regarding the percentage share of the combined company that are expected to be owned by existing VAALCO stockholders and TransGlobe shareholders; (xii) expectations of future plans, priorities, focus and benefits of the proposed arrangement and the combined company; (xiii) the combined company’s environmental, social and governance related focus and commitments, and the anticipated benefits to be derived therefrom; (xiv) terms of hedging contracts; and (xv) expectations relating to resource potential and the potential to add reserves. Additionally statements relating to “reserves” are deemed to be forward-looking statements, as they involve the implied assessment, based on certain estimates and assumptions, that the reserves described exist in the quantities predicted or estimated and can be profitably produced in the future. Forward-looking statements regarding the percentage share of the combined company that are expected to be owned by existing VAALCO stockholders and TransGlobe shareholders have been calculated based on each company’s vested outstanding shares as of the date of the arrangement agreement. Dividends of VAALCO beyond the third quarter 2022 have not yet been approved or declared by the board of directors of VAALCO. VAALCO management’s expectations with respect to future dividends, annualized dividends or other returns to stockholders, including share buybacks, are forward-looking statements. Investors are cautioned that such statements with respect to future dividends and share buybacks are non-binding. The declaration and payment of future dividends or the terms of any share buybacks remain at the discretion of the board of directors of VAALCO and will be determined based on VAALCO’s financial results, balance sheet strength, cash and liquidity requirements, future prospects, crude oil and natural gas prices, and other factors deemed relevant by the board of directors of VAALCO. The board of directors of VAALCO reserves all powers related to the declaration and payment of dividends. Consequently, in determining the dividend to be declared and paid on VAALCO common stock, the board of directors of VAALCO may revise or terminate the payment level at any time without prior notice. Such forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by the forward-looking statements. These risks and uncertainties include, but are not limited to: the ability to obtain stockholder, shareholder, court and regulatory approvals (if any) in connection with the proposed arrangement; the ability to complete the proposed arrangement on the anticipated terms and timetable; the possibility that various closing conditions for the arrangement may not be satisfied or waived; risks relating to any unforeseen liabilities of VAALCO and/or TransGlobe; the tax treatment of the proposed arrangement in the United States and Canada; declines in oil or natural gas prices; the level of success in exploration, development and production activities; adverse weather conditions that may negatively impact development or production activities; the timing and costs of exploration and development expenditures; inaccuracies of reserve estimates or assumptions underlying them; revisions to reserve estimates as a result of changes in commodity prices; impacts to financial statements as a result of impairment write-downs; the ability to generate cash flows that, along with cash on hand, will be sufficient to support operations and cash requirements; the ability to attract capital or obtain debt financing arrangements; currency exchange rates and regulations; actions by joint venture co-owners; hedging decisions, including whether or not to enter into derivative financial instruments; international, federal and state initiatives relating to the regulation of hydraulic fracturing; failure of assets to yield oil or gas in commercially viable quantities; uninsured or underinsured losses resulting from oil and gas operations; inability to access oil and gas markets due to market conditions or operational impediments; the impact and costs of compliance with laws and regulations governing oil and gas operations; the ability to replace oil and natural gas reserves; any loss of senior management or technical personnel; competition in the oil and gas industry; the risk that the proposed arrangement may not increase VAALCO’s relevance to investors in the international exploration and production industry, increase capital market access through scale and diversification or provide liquidity benefits for stockholders; and other risks described (i) under the caption “Risk Factors” in VAALCO’s 2021 Annual Report on Form 10-K, filed with the SEC on March 11, 2022; and (ii) in TransGlobe’s 2021 Annual Report on Form 40-F, filed with the U.S. Securities and Exchange Commission (the “SEC”) on March 17, 2022 or TransGlobe’s annual information form for the year ended December 31, 2021 dated March 17, 2022. Neither VAALCO nor TransGlobe is affirming or adopting any statements or reports attributed to the other (including prior oil and gas reserves information) in this communication or made by the other outside of this communication. More information on potential factors that could affect VAALCO’s or TransGlobe’s financial results will be included in the preliminary and the definitive proxy statements that VAALCO intends to file with the SEC in connection with VAALCO’s solicitation of proxies for the meeting of stockholders to be held to approve, among other things, the issuance of shares of VAALCO common stock in connection with the proposed arrangement. There may be additional risks that neither VAALCO nor TransGlobe presently knows, or that VAALCO or TransGlobe currently believes are immaterial, that could also cause actual results to differ from those contained in the forward-looking statements.  In addition, forward-looking statements reflect VAALCO’s and TransGlobe’s expectations, plans or forecasts of future events and views as of the date of this communication. Should one or more of these risks or uncertainties materialize, or should any of the assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. No obligation is being undertaken to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Important Information About the Proposed Arrangement and Where to Find It

In connection with the proposed arrangement, VAALCO intends to file preliminary and definitive proxy statements with the SEC.  The preliminary and definitive proxy statements and other relevant documents will be sent or given to the stockholders of VAALCO as of the record date established for voting on the proposed arrangement and will contain important information about the proposed arrangement and related matters.  Stockholders of VAALCO and other interested persons are advised to read, when available, the preliminary proxy statement and any amendments thereto and, once available, the definitive proxy statement, in connection with VAALCO’s solicitation of proxies for the meeting of stockholders to be held to approve, among other things, the issuance of shares of VAALCO common stock in connection with the proposed arrangement because the proxy statement will contain important information about VAALCO, TransGlobe and the proposed arrangement.  When available, the definitive proxy statement will be mailed to VAALCO’s stockholders as of a record date to be established for voting on the proposed arrangement.  Stockholders will also be able to obtain, without charge, copies of (i) the proxy statement, once available, (ii) the other  filings with the SEC that have been incorporated by reference into the proxy statement and (iii) other filings containing information about VAALCO, TransGlobe and the proposed arrangement, at the SEC’s website at www.sec.gov or by directing a request to: VAALCO Energy, Inc., 9800 Richmond Avenue, Suite 700, Houston, TX 77042, Attention: Secretary, telephone: (713) 623-0801.

Participants in the Proposed Arrangement Solicitation

VAALCO, TransGlobe and their respective directors and executive officers may be deemed participants in the solicitation of proxies from VAALCO’s stockholders in connection with the proposed arrangement.  VAALCO’s stockholders and other interested persons may obtain, without charge, more detailed information (i) regarding the directors and officers of VAALCO in VAALCO’s 2021 Annual Report on Form 10-K filed with the SEC on March 11, 2022, its proxy statement relating to its 2022 Annual Meeting of Stockholders filed with the SEC on April 22, 2022 and other relevant materials filed with the SEC when they become available; and (ii) regarding TransGlobe’s directors and officers in TransGlobe’s 2021 Annual Information Form, which is attached as Exhibit 99.1 to Form 40-F, filed with the SEC on March 17, 2022 and other relevant materials filed with the SEC when they become available.  Information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of proxies to VAALCO’s stockholders in connection with the proposed arrangement will be set forth in the proxy statement for the proposed arrangement when available.  Additional information regarding the interests of participants in the solicitation of proxies in connection with the proposed arrangement will be included in the proxy statement that VAALCO intends to file with the SEC.

No Offer or Solicitation

This communication shall not constitute a solicitation of a proxy, consent or authorization with respect to any securities or in respect of the proposed arrangement.  This communication is for information purposes only and shall not constitute a recommendation to participate in the proposed arrangement or to purchase any securities.  This communication does not constitute an offer to sell or issue, or the solicitation of an offer to buy, acquire or subscribe for any securities in any jurisdiction, nor shall there be any sale of securities in any states or jurisdictions in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.  No offering of securities shall be made except by means of a prospectus meeting the requirements of section 10 of the Securities Act, or by means of a prospectus approved by the U.K. Financial Conduct Authority, or an exemption therefrom.